Exhibit 10.10

(English Translation)

Luochuan Apple Land Lease and Joint Development Contract

Outsourcer (“Party A”): Apple Association of Kuibai Town, Luochuan County, Shanxi Province (Representative party for the local farms)

Contractor (“Party B”): Guangzhou Organic Region Agriculture Co. Ltd.

General Provisions

1.

The Parties enter into this contract (the “Contract”) based on the principles of equality, voluntariness, negotiation and agreement to specify the rights and obligations of the Outsourcer and the Contractor.

2.

Cooperation Methods

Party A shall first contract the land which Party A shall enjoy (or is authorized to enjoy) the legal rights of ownership, use and disposal of to Party B at the agreed price.  Then Party B shall entrust Party A to operate and manage the contracted land and Party A shall deliver the agricultural products produced from the contracted land to Party B with payment.

3.

Subject Matter of this Contract

The land plot contracted to Party B from Party A is located at Kuibai Town, Luochuan County, Shanxi Province with an area of 30,130 mu.  The land contracted by Party B hereunder includes the current crops planted on the land, while the underground resources and objects buried underground are excluded from the contracted scope.

4.

Contract Term

The Contract term hereunder is 25 years from June 1, 2005 to May 30, 2030.

5.

Contract Fees

Party B agrees to pay Party A the contract fees (rental) in a lump, averagely RMB 1,300 yuan/mu, RMB 52 yuan/mu/year.  The total contract fee is RMB 39,169,000 (the actual incurred fees list shall prevail).

6.

Method and Term of the Payment

Party B shall pay Party A the aforementioned contract fees in cash (or remit to the bank account designated by Party A) by December 31, 2005 upon the execution of this Contract.  The payment will be verified by the special receipts issued by Party A to Party B.  When all the specified contract fees are paid off, the Parties shall organize a settlement to confirm that the contract fee is received in full.

Rights of Party A

7.

Party A is entitled to negotiate with Party B on the development of the crops, upgrade of the products and independently organize the production under the condition of improving the product quantity or quality.

8.

Party A is entitled to collect all the specified contract fees from Party B on time.

9.

Party A is entitled to accept Party B’s entrustment to operate and manage the land hereunder (it is also practicable to be managed by Party B) as long as Party A does not change the use of the contracted land.  Given satisfaction to the other terms and conditions, Party A does not need to pay Party B the land contracting management fee during the contract term, and Party B does not need to pay Party A the land operation and management fee either.  Any and all the agricultural products produced from the land shall be owned by Party A.

10.

Party A is entitled to deliver the agricultural products produced from the contracted land to Party B for payment according to the local market price.

11.

Other rights stipulated by laws and administrative regulations.

Obligations of Party A

12.

Party A shall retain Party B’s rights to contract the land for operation and management.  Party A shall not illegally modify or rescind this Contract.

13.

Party A shall be responsible for organizing the production, picking and product warehousing for the agricultural products produced from the contracted land in accordance with Party B’s unified planning and promptly arrange the supply of the agricultural products as per Party B’s purchase orders within this region.

14.

Party A shall reasonably guarantee that Party B enjoy the priority for supplying the agricultural products produced from the contracted land.  Party A and the engaged land manager shall not sell the agricultural products of the same type produced from this region to any third parties, unless that Party A has already fully supplied the agricultural products in accordance with Party B’s purchase orders during the same period.

15.

Party A shall assist Party B in mutually planning the long term development of the agricultural products from the contracted land, establishing the supply base of the agricultural products within this region, transforming or upgrading the products, establishing the product warehouse (refrigeratory) and the deep processing plant.

16.

Other obligations stipulated by laws and administrative regulations.

Rights of Party B

17.

Party B and Party A shall mutually make plan to the long term development of the agricultural products from the contracted land, establish the supply base of the agricultural products within this region, supervise the agricultural technique for Party A’s daily production, transform or upgrade the products, establish the product warehouse (refrigeratory) and the deep processing plant so as to effectively guarantee the maximization of Party A’s rights and interests.

18.

Party B is entitled to purchase the agricultural products produced from the contracted land with payment, and Party A shall not refuse the purchase under the same conditions.

19.

When the contracted land is legally requisitioned or occupied, the obtained compensation shall be firstly paid to the unpaid contract fees.

20.

Other rights stipulated by laws and administrative regulations.

Obligations of Party B

21.

Party B shall make due payment for the contract fees in full.

22.

Party B shall ensure of the priority for supplying the products of Party A after five years of performance of the Contract (namely since 2010).  During the same period, under the same conditions, Party B may not purchase the products of the same type from any domestic third parties when Party can supply the products.

23.

If Party B does not refuse to accept contracting the land, Party B may  neither subcontract the land or engage a third party for management, nor manage or dispose the land by itself.

24.

All the activities conducted by Party B by using the land shall be comply with the laws of our country.  Party B may not conduct any illegal or criminal acts by using the land, and any liabilities arising therefrom shall be borne independently by Party B.

25.

Other obligations stipulated by laws and administrative regulations.

Amendment and Termination

26.

The Contract shall have legal binding effect after it has taken into effect.  Neither Party can amend or terminate the Contract at will.  When it is necessary to amend or terminate the Contract, both Parties shall negotiate and reach written agreement on the amendment or termination.

27.

Either Party intends to unilaterally amend or terminate the Contract, it shall notify the other Party ____ days in advance and subject to mutual negotiation and written agreement.

28.

During the Contract performance, when the State policies undergo material changes as compared to the policies when the Contract was entered into so that Party B’s rights and interests are heavily injured, Party B may propose to amend or terminate the Contract.

29.

When Party B breaches the Contract and refuses to pay or pays the contract fees in delay or damages the collective properties by changing the land use at will, Party A is entitled to terminate the Contract and request Party B to bear the liabilities for breach of contract and further transfer the case to the relevant juridical authorities when Party B’s conducts have committed a crime.

30.

The Contract shall be automatically terminated when the Contract is not  performable due to any reasons of force majeure, such as change of the State policies or the laws.

31.

The Contract shall be automatically terminated upon the expiry of the contract term.

Liabilities for Breach of Contract

32.

Both Party A and Party B shall comprehensively and actually perform the Contract.  The Party who fails in performing or does not fully perform the Contract shall bear the liabilities for breach of contract.

33.

When Party A breaches the Contract and does not materially contract the land plots specified by the Contract to Party B by concealment, Party A shall return twice of all the rental for the land plot to Party B.

When Party A breaches the Contract and refuses to accept Party B’s entrusted management or materially gives up the land management, Party B may entrust a third party to manage the land or Party B manages the land by itself.

When Party A breaches the stipulations by Article 14 of the Contract and change the variety of the agricultural products at will without consulting with Party B, Party A shall return twice of all the rental for the land plot to Party B and further compensate the direct economic losses which Party B has suffered therefrom according to the actual situations.

When Party A breaches the stipulations by Article 15 of the Contract and continuously sell the products to third parties in the current year, Party A shall return twice of the amount equaling to the rental in the current year to Party B.  If Party A continuously sell the products to third parties in different years, Party A shall return twice of the amount equaling to the rental in the remaining years to Party B and further compensate the direct economic losses which Party B has suffered therefrom according to the actual situations.  In case Party A is not willing to return the rental, Party B is entitled to take back the operation and management rights to the land and auction the operation and management rights to the land in the remaining years and the crops on the land according to law.  Any capitals earned from the auction shall be firstly used to pay the aforesaid compensation.

34.

The Contract shall be automatically terminated and Party A is not obliged to return the rental if Party B breaches the stipulations by Articles 21, 23 and 24 of the Contract.

35.

Party A and Party B shall resolve the disputes arising from the Contract by consultation or mediation.  In case the disputes can not be resolved by consultation or mediation, the disputes shall be submitted to the people’s court where Party A is located.

36.

Any matters not covered by the Contract shall be implemented according to the relevant laws and regulations.  Upon agreement, both Parties can enter into any supplement agreement which shall have the same legal binding effect as the Contract.

37.

The Contract shall take into effect after signature and seals by both Parties.

38.

The Contract is made in four original sets.  Each Party shall hold one original set and one original set shall be submitted to the relevant authority for record.

Outsourcer (Party A): Apple Association of Kuibai Town, Luochuan County, Shanxi Province	Contractor (Party B): Guangzhou Organic Region Agriculture Co. Ltd.
Seal:	Seal:
Agent: LI Qiang	Legal Representative or Authorized Representative: Unreadable
Address:	Address:
Date: May 4, 2004	Date: May 4, 2004